UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2006 (February 8, 2006)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, CA		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2006, the Organization, Compensation and Corporate Governance Committee of the Board of Directors (Committee) of Advanced Medical Optics, Inc. (Company) approved 2005 bonus payments to the named executive officers and certain other officers of the Company. These bonuses were awarded under the Company’s 2002 Bonus Plan, as amended (Bonus Plan). The 2005 bonus payments (which are payable in March 2006) approved by the Committee for our named executive officers are as follows: James V. Mazzo, President and Chief Executive Officer, $500,000; Richard A. Meier, Executive Vice President, Operations and Finance, and Chief Financial Officer, $240,000; Holger Heidrich, Ph.D., Corporate Vice President and President, Cataract / Implant Business, $156,000; C. Russell Trenary, III, Corporate Vice President and Chief Marketing Officer, $150,000; and Jane E. Rady, Corporate Vice President, Strategy and Technology, $115,000. The Committee also on February 8, 2006 approved 2006 salaries for the Company’s named executive officers, as follows: Mr. Mazzo, $650,000; Mr. Meier, $435,000; Dr. Heidrich, €342,500; Mr. Trenary, $345,000; and Ms. Rady, $315,000.

The Bonus Plan provides that management employees of the Company, including named executive officers, may receive cash incentive awards. Under the Bonus Plan, the Committee establishes corporate performance criteria for funding the bonus program. The Committee then reviews the means of allocating bonus funds among the business units. Individual bonus awards are then determined based on performance against personal objectives.

At its February 8, 2006 meeting, the Committee established adjusted operating income (with 75% weighting) and revenue (with 25% weighting) as the performance criteria for funding the Bonus Plan in 2006. Adjusted operating income excludes special charges associated with the Company’s rationalization and repositioning program and the effect of stock option expense.  In addition, the Board approved the following target bonus amounts for each of the following named executive officers, expressed as a percentage of annual base pay: Mr. Meier (70%), Dr. Heidrich (55%), Mr. Trenary (55%), and Ms. Rady (45%).

The percentage of the aggregate target bonus amount to be paid to all Bonus Plan participants depends on the level of performance achieved by the Company with respect to the performance criteria described above.  No bonuses are paid below the threshold levels set for each of the performance criteria.  At the threshold levels, 40% of the target bonus attributed to adjusted operating income is funded and 50% of the target bonus attributed to revenue is funded.  At the target level for each criterion, 100% of the target bonus is funded, and at the maximum level for each criterion, 150% of the target bonus is funded.  Once the total amount of bonus dollars is determined, the bonus dollars are allocated among the business units based on the performance of those business units against pre-established objectives.  The Committee and/or the Board will then determine the individual bonus award for each named executive officer based on the performance of his or her business unit as well as performance against individual objectives.  The Committee has the discretion to adjust the targets and to include or exclude extraordinary, unusual or non-recurring items in its assessment of the Company’s performance for the year.

On February 8, 2006, the Committee designated Mr. Mazzo as a “162(m) Participant” under the Bonus Plan for 2006. The Board further established a 2006 target bonus for Mr. Mazzo of $1,000,000 if the Company achieves the adjusted operating income and revenue targets established by the Board. The Board reserved the right to decrease the bonus to be paid below $1,000,000 based on the Company’s financial performance and Mr. Mazzo’s individual performance relative to the goals established for Mr. Mazzo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: February 13, 2006	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Corporate Vice President, General Counsel and Secretary